EXHIBIT 99.1


         MEADWESTVACO'S JEROME F. TATAR TO RETIRE AT YEAREND
            JOHN A. LUKE, JR. TO ASSUME ROLE AS CHAIRMAN

STAMFORD, Conn., August 27, 2002 - Following its regularly scheduled Board Meeting today, MeadWestvaco Corporation (NYSE: MWV) announced that Jerome F. Tatar will retire as Chairman of the Board in late December 2002. John A. Luke, Jr., currently President and Chief Executive Officer, will then also assume the role of Chairman.

Mr. Tatar, previously Chairman, President and CEO of The Mead Corporation, had disclosed his plans to retire in the merger agreement between The Mead Corporation and Westvaco Corporation last year. The merger was completed on January 29, 2002.

"I am very proud of the people of MeadWestvaco and what they have accomplished in a short time," Mr. Tatar continued, noting that the integration of the new company is well ahead of previously announced targets. "Over the past seven months, MeadWestvaco has made outstanding progress toward building a value-added business platform that will generate significantly enhanced shareholder returns along with improved products and services for customers. Under John's leadership, I have no doubt that our company will continue to gain momentum."

Mr. Luke said: "I'd like to thank Jerry for his creative leadership and hard work in helping to make MeadWestvaco a reality. While I'll miss his partnership and friendship on a daily basis, I am confident that the team we've put in place is well qualified to meet the challenges and opportunities ahead."

MeadWestvaco Corporation, headquartered in Stamford, Conn., with annual sales of approximately $8 billion, is a leading global producer of packaging, coated and specialty papers, consumer and office products and specialty chemicals. The company operates in 33 countries, serves customers in approximately 100 nations, and employs more than 30,000 people worldwide. Using sustainable forestry practices, MeadWestvaco owns and manages 3.4 million acres of forests. For more information about MeadWestvaco, visit the company's website at www.meadwestvaco.com.

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MEDIA:                INVESTOR RELATIONS CONTACTS:
Robert G. Crockett    Mark F. Pomerleau               Kathleen Weiss
TEL 203 461 7583      TEL 203 461 7616                TEL 203 461 7543
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Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to integrate successfully and achieve the anticipated benefits of the transaction; competitive pricing for the company's products; changes in raw materials pricing, energy and other costs; fluctuations in demand and changes in production capacities; changes to economic growth in the U.S. and international economies; government policies and regulations, including, but not limited to those affecting the environment and the tobacco industry; adverse results in current or future litigation; currency movements and other risk factors discussed in the company's Form 10-K for the transition period ended December 31, 2001 and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the Company's reports filed with the SEC.